Exhibit 10.3

WhaleShark Media, Inc.

2012 Bonus Plan

(Officer)

Overview

WhaleShark Media, Inc. (the “Company”) is committed to sharing its success with the people who make it possible — the Company’s employees. The purpose of this 2012 Bonus Plan (this “Plan”) is to encourage the Company’s officer-level employees to contribute to the achievement of the Company’s goals and to share in the rewards of the Company’s success. The term of this Plan is for the 2012 calendar year.

Eligible Employees

To be eligible to participate in the Plan, a person must be a regular full-time employee of the Company. Each participant’s aggregate annual target bonus shall be communicated to such participant in a separate supplement to this Plan.

Elements and Targets

Element	Weighting	Paid (1)
Gross Profit – Consolidated (2)	100%	Annually

(1)	Amounts paid annually will generally be paid during the first calendar quarter following the end of the year following approval of the 2012 financial statements.
(2)	As reported in the Company’s Statements of Operations for the full fiscal year 2012, excluding any acquisitions completed in calendar year 2012.

Payout Formula

The payout under this Plan will be determined as follows:

A.	Base Bonus

Gross Profit

1.	The actual amounts for Consolidated Gross Profit will be divided by the Gross Profit Target to determine a percentage achievement. This percentage achieved will be applied to the Payout Table below to determine the percentage of the Gross Profit Element Earned.

Payout Table

% Gross Profit Target Achieved	% Gross Profit Bonus Earned
0%	0%
70%	35%
80%	60%
90%	75%
100%	100%

2.	The percentage of the Gross Profit Earned will be multiplied by the participant‘s aggregate target bonus to determine the amount of the Base Bonus payable to participant under this Plan (up to a cap of 100%.)

WhaleShark Media, Inc.

2012 Bonus Plan

(Officer)

B.	Over-Achievement Bonus

If the Company’s actual Gross Profit-Consolidated exceeds target Gross Profit-Consolidated (and the Company’s EBITDA is greater than or equal to 90% of the target EBITDA), an over-achievement bonus will be calculated as follows:

1.	Each full percentage point over the Gross Profit Target earns a participant the Additional Bonus percentage (“Accelerator”) as set forth below. The Accelerator percentage will be applied to the actual Base Bonus earned.

2.	The Accelerator portion of the bonus is capped at 200% of the participant’s aggregate target bonus.

3.

GP Vs Target (1)	Additional Bonus (2)
>=1%	2.5%
>=2%	5.0%
>=3%	7.5%
>=4%	10.0%
>=5%	12.5%
>=6%	15.0%
>=7%	20.0%
>=8%	25.0%
>=9%	30.0%
>=10%	35.0%
>=11%	40.0%
>=12%	45.0%
>=13%	51.9%
>=14%	58.8%
>=15%	65.6%
>=16%	72.5%
>=17%	79.4%

WhaleShark Media, Inc.

2012 Bonus Plan

(Officer)

GP Vs Target (1)	Additional Bonus (2)
>=18%	86.3%
>=19%	93.1%
>=20%	100.0%
>=21%	106.7%
>=22%	113.3%
>=23%	120.0%
>=24%	126.7%
>=25%	133.3%
>=26%	140.0%
>=27%	146.7%
>=28%	153.3%
>=29%	160.0%
>=30%	166.7%
>=31%	173.3%
>=32%	180.0%
>=33%	186.7%
>=34%	193.3%
>=35%	200.0%

(1)	Percentage by which actual Gross Profit- Consolidated exceeds target Gross Profit-Consolidated.
(2)	Over-Achievement bonus is equal to the Gross Profit Elements of the Base Bonus times this percentage

General Provisions

•	Bonuses are subject to all applicable taxes and other required deductions.

•

The Plan will not be available to employees subject to the laws of any jurisdiction which prohibits any provisions of this Plan or in which tax or other business considerations make participation impracticable in the judgment of the Compensation Committee.

•	The Plan does not constitute a guarantee of employment nor does it restrict the Company’ rights to terminate employment at any time or for any lawful reason.

•

The Plan does not create vested rights of any nature nor does it constitute a contract of employment or a contract of any other kind. The Plan does not create any customary concession or privilege to which there is any entitlement from year-to-year, except to the extent required under applicable law. Nothing in the Plan entitles an employee to any remuneration or benefits not set forth in the Plan nor does it restrict the Company’ rights to increase or decrease the compensation of any employee, except as otherwise required under applicable law.

WhaleShark Media, Inc.

2012 Bonus Plan

(Officer)

•

The Plan shall not become a part of any employment condition, regular salary, remuneration package, contract or agreement, but shall remain gratuitous in all respects. Bonuses are not to be taken into account for determining severance pay, termination pay, “extra months” bonuses or payments, or any other form of pay or compensation.

•

The Plan is provided at the Company’ sole discretion and the Company may modify or eliminate it at any time, individually or in the aggregate, prospectively or retroactively, without notice or obligation. In addition, there is no obligation to extend or establish a similar plan in subsequent years.

•	The Plan shall not be pre-funded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of bonuses.

•

This Plan constitutes the entire arrangement regarding the Plan, supersedes any prior oral or written description of the Plan and may not be modified except by a written document that specifically references this Plan and is signed by the Company’s Chief Executive Officer.

•	Employees who resign or are terminated prior to the actual payment of a bonus shall not receive a bonus.

•

Eligible employees who begin employment with the Company after the first day of the fiscal year for which a bonus is paid shall be eligible to receive a pro-rated bonus for such year. Employees are not eligible to participate for the year of hire if employment begins after September 30.

•	Employees who are separated from employment with the Company due to divestiture, closure, or dissolution of a business are not eligible to receive a bonus.

•

Independent contractors, consultants, individuals who have entered into an independent contractor or consultant agreement, temporary employees, contract employees and interns are not eligible to participate in the Plan.